Exhibit 10.2
Two Folsom Street
San Francisco, CA 94105

March 20, 2023

Gurmeet Singh

Dear Gurmeet:

Congratulations on your new position with Gap Inc, (the “Company” or “Gap Inc.”)! At Gap Inc. we support talent development across the company and encourage employees to seek out opportunities that best fit their interests and strengths. We feel confident your new position will provide many rewarding challenges and opportunities for future career growth.

This letter sets forth our offer to you to in your new position as Chief Digital & Technology Officer, Gap Inc.
Salary. Your annual salary will be $825,000, payable every two weeks. You are scheduled to receive a compensation review in March 2024, based on your time in the position.

Annual Bonus. You will be eligible for an annual bonus based on Gap Inc. and/or Division financial and operational objectives as well as individual performance. Effective on your Start Date, your annual target bonus will be 125% of your annual base salary. Depending on results and your individual performance, your actual bonus can range from 0 – 200% of target. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year including any changes related to your acceptance of this position. Bonuses for fiscal 2023 are scheduled for payment in March 2024 and you must be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentive Awards. You may be eligible for future Long-Term Incentive Awards as a participant in the annual compensation review process.

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately. A financial counselor from Ayco will contact you shortly after your employment begins to provide further details of this benefit, including tax implications.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for paid time off on an "as needed” basis for vacation, illness or

Gurmeet Singh
March 20, 2023

personal business, subject to business needs; there is no accrual for paid time off. In addition, there are seven company-paid holidays. Gap Inc. reserves the right to change its benefit programs at any time.

Indemnification. As an officer, Gap Inc. provides you certain indemnification and insurance as more fully described in Article V. of the Gap Inc. By-laws.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than (i) For Cause (as defined below) or (ii) for the avoidance of doubt, death or disability, prior to June 30, 2024, the Company will provide you the following after your "separation from service" within the meaning of Internal Revenue Code (“IRC”) Section 409A ("Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Except for any compensation received from external board memberships in place at the time of your Separation from Service, payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor. Each payment will be treated as a separate payment for purposes of IRC Section 409A, to the maximum extent possible.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above or shorter period you are covered by COBRA, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for any non-financial component. Such bonus will be paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs. In the event termination occurs after the end of a fiscal year but before the date of bonus payments, such bonus for the preceding fiscal year will be paid pursuant to the terms of this section and the terms of the bonus plan.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to

Gurmeet Singh
March 20, 2023

performance-based vesting conditions) scheduled to vest prior to April 1 following the end of the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the IRC Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under IRC Section 409A .

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from IRC Section 409A under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under IRC Section 409A(a)(1)(B).  Any delayed payment instead will be made on the first business day following the expiration of the six-month period, as applicable (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

After June 30, 2024, you will be eligible for severance, if any, as approved by the Committee under the same terms as similarly situated executive officers.

Recoupment Policy. As an executive officer, the Company’s recoupment policy will apply to you, as it may be amended from time to time. Under the current policy, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including time-vesting and performance-vesting stock-based compensation (“covered compensation”), awarded to a Section 16 executive officer or to the head of any Company brand (each, a “covered officer”), where either (i) all of the following factors are present: (a) the award or the vesting of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement; (b) in the Board's view, the covered officer was grossly negligent or engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the covered officer, or a lesser amount would have vested, based upon the restated financial results, or (ii) with respect to covered compensation awarded or vested after the applicable crime, neglect, breach or act or omission described below, the covered officer: (1) was indicted or convicted of, or admitted to, any crimes involving theft, fraud or moral turpitude; (2) engaged in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) materially breached Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; or (4) acted or failed to act in a negligent or intentional manner that resulted in material financial, reputational or other harm to the Company and its affiliates and subsidiaries.

Gurmeet Singh
March 20, 2023

Start Date. Your first day in your new position will be April 1, 2023.

No Conflicts with this Offer/Representations. You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations of this position. You further represent that the credentials and information you provided to Gap Inc. (or its agents) related to your qualifications and ability to perform this position are true and correct.

Proprietary Information or Trade Secrets of Others. You agree that prior to your first day of employment with Gap Inc. you will return all property and confidential information, including trade secrets, belonging to all prior employers. You further agree that you will not disclose to us, or use, or persuade any Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

Abide by Gap Inc. Policies. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As an executive officer, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions, you may contact Gap Inc. Global Equity Administration, at global_equity_administration@gap.com.
Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see or which is otherwise a trade secret or other proprietary non-public information, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.  Confidential Information also includes, but is not limited to, sensitive, personal information and data about co-workers, customers, consultants or other individuals, including names, addresses, e-mail addresses, telephone numbers, government identification numbers (including social security numbers), employee ID numbers, customer file information, credit card and bank account information.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s Global General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure. Notwithstanding this agreement, nothing in this letter prevents you from reporting, in confidence, potential violations of law to relevant governmental authorities or courts. In addition, nothing in this letter precludes you from communicating with, reporting to or participating in any investigation or proceeding conducted by any federal or state agency, or governmental body, sharing information you gained from sources other than in the course of your work or discussing your personal contact information or other information about wages, compensation or other employment terms.

Gurmeet Singh
March 20, 2023

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity, except to the extent that you are required to testify truthfully if under subpoena or in any legal proceeding.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an authorized officer of Gap Inc. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter. You may keep a copy for your personal records.

Again Gurmeet, welcome to your new position and congratulations on this latest achievement in your career path at Gap Inc.

Yours sincerely,

/s/ Bob L. Martin
Bobby Martin
Interim Chief Executive Officer, Gap Inc.

Confirmed this March 27, 2023

/s/ Gurmeet Singh
Gurmeet Singh